Exhibit 5.1

KPMG LLP

100 New Park Place, Suite 1400

Vaughan, ON L4K 0J3

Tel 905-265 5900

Fax 905-265 6390

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors Aptose Biosciences Inc.

We consent to the use of our audit report dated March 28, 2017, on the financial statements of Aptose Biosciences Inc., which comprise the consolidated statements of financial position as at December 31, 2016 and December 31, 2015, the consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2016, and the seven-month period ended December 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, which are incorporated by reference.

Yours very truly,

/s/ KPMG LLP

March 7, 2018

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.